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                                                                   EXHIBIT 3.1.2


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                            SEAL HOLDINGS CORPORATION


         SEAL HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, by unanimous written consent, adopted the following resolution:

         RESOLVED, that the Certificate of Incorporation of the corporation be amended by changing Paragraph A of Section IV so that, as amended, said Paragraph A of this Section shall be and read as follows:

                                                        "IV.

         1. This Corporation is authorized to issue three classes of stock to be designated, respectively, "Class A Common Stock", "Class B Common Stock", and "Preferred Stock". The total number of shares which the Corporation is authorized to issue is one hundred twenty-five million (125,000,000) shares. Ninety-nine million nine hundred seventy-five thousand (99,975,000) shares shall be Class A Common Stock, which shall have a par value of twenty cents ($.20) per share, twenty-five thousand (25,000) shares shall be Class B Common Stock, which shall have a par value of twenty cents ($.20) per share, and twenty-five million (25,000,000) shares shall be Preferred Stock, which shall have a par value of one-tenth of one cent ($.001) per share."

         SECOND: That the said amendment has been consented to and authorized by the holders of all of the issued and outstanding stock entitled to vote by a written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its President and Chief Executive Officer this 17th day of June, 1999.



                                            SEAL HOLDINGS CORPORATION

                                            By:   /s/  Robert G. Tancredi, MD
                                            ---------------------------------
                                                     Dr. Robert G. Tancredi